Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2011
- Three-month revenue of $54 million, up 29 percent from Q3 2010 -
- Adjusted EBITDA of $26.1 million, up 36 percent from Q3 2010 -
- Increased production by 4 percent from Q3 2010 -
- Increased production by 8 percent over nine month comparative periods -
Denver, Colorado — November 7, 2011 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operational results for the three and nine month periods ended September 30, 2011.
Highlights include the following:
•	Generated net income of $37.6 million in the three months ended September 30, 2011, compared to a net loss of $7.1 million in the prior year period. For the nine months ended September 30, 2011, net income was $46.5 million, as compared to $16.7 million in the prior year period.
•	Generated Adjusted EBITDA (a non-GAAP measure) of $26.1 million during the three months ended September 30, 2011, an increase of 36 percent over the prior year period. For the nine months ended September 30, 2011, Adjusted EBITDA was $79.9 million, an increase of 45 percent over the prior year period amount of $55.1 million.
•	Increased production to 729 thousand barrels of oil equivalent (MBoe) or 7,920 barrels of oil equivalent (Boe) per day in the third quarter of 2011, an increase of four percent over the prior year period. Production for the nine months ended September 30, 2011 was 2,165 MBoe or eight percent higher than the prior year period.
•	Commissioned the Aneth central compression facility, which now is operational and extracts additional condensate from the gas stream.
•	Recompleted five Hilight Field wells into the Mowry formation in the third quarter.
•	Drilled four gross wells in the Bakken. Reduced drilling days to 19 days per well from 25, resulting in lower total well cost.
•	Acquired proved reserves of approximately 4.5 million Boe and production of approximately 450 Boe per day in the Midland portion of the Permian Basin.
•	Drilled three gross wells during the third quarter in the Delaware portion of the Permian Basin.
“In the third quarter, we made progress increasing our oil growth potential and diversifying our operational footprint into new oil-prone areas,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “And as we expected, Greater Aneth Field in the Paradox Basin of Utah continued to serve as a reliable foundation of oil production and cash flow.

Sutton continued, “Resolute has a unique portfolio of assets, including our Aneth complex, which provides stable and reliable cash flow and a platform for organic, self-funded growth. Free cash flow generated from Aneth is reinvested into other growth areas. For example, during the year, we expanded our presence into two oil resource plays in the Permian Basin of Texas, advanced our initiatives to evaluate the upside in our legacy oil producing areas in Wyoming, and continued to build oil production in the Bakken. In Greater Aneth Field, we completed installation of the central compression plant, nearly completed the pipeline portion of the Aneth Unit Phase 4 CO2 project, and continued bringing on wells in the McElmo Creek Unit Desert Creek IIC subzone. In short, we have the team, the assets and the financial resources to build long-term per-share value.
“As of September 30, 2011, the guidance that we issued in March remains in place. Adjusting for the partial year, lease operating expense, general and administrative expense and production taxes remain in the guidance range. Taking into account that production is expected to ramp up in the fourth quarter, our third quarter production is consistent with our guidance.”
Third Quarter and Nine Month Comparative Results
Under generally accepted accounting principles (“GAAP”), Resolute recorded net income of $37.6 million, or $0.59 per diluted share, on revenue of $54.0 million during the three months ended September 30, 2011, which included unrealized gains on derivative instruments of $56.4 million. This compares to a net loss of $7.1 million, or ($0.14) per share in the third quarter of 2010, which included unrealized losses on derivative instruments of $16.2 million.
For the nine months ended September 30, 2011, Resolute achieved net income of $46.5 million or $0.70 per diluted share, on revenue of $168.0 million, which included unrealized gains on derivative instruments of $48.8 million. This compares to net income of $16.7 million, or $0.33 per diluted share in the 2010 period, which included unrealized gains on derivative instruments of $11.8 million.
For further information concerning the GAAP financial results, please refer to the Consolidated Statements of Operations presented in this press release.

Third Quarter and Nine Months 2011 Results Compared to Third Quarter and Nine Months 2010 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	($ thousands, except per Boe amounts)
Production (MBoe):
Aneth	545	533	1,634	1,511
Wyoming	139	168	461	487
Bakken	19	1	44	1
Texas	26	—	26	—

Total production	729	702	2,165	1,999

Daily rate (Boe)	7,920	7,628	7,931	7,321

Revenue per Boe (excluding realized derivative settlements)	$74.15	$59.60	$77.59	$61.84
Revenue per Boe (including realized derivative settlements)[1]	$64.06	$58.41	$69.25	$59.65

Revenue	$54,024	$41,828	$167,988	$123,602
Realized derivative losses[1]	(7,353)	(833)	(18,068)	(4,384)

Revenue, net of derivative losses	46,671	40,995	149,920	119,218

Operating expenses:
Lease operating expense	14,752	13,144	42,664	38,558
Production and ad valorem taxes	7,591	5,802	23,616	17,938
General and administrative expense	5,468	5,242	14,573	11,729

Net income (loss)	$37,570	$(7,060)	$46,465	$16,711

Adjusted EBITDA	$26,088	$19,186	$79,877	$55,068

[1]	Includes $5.0 million of derivative losses related to the partial termination of certain 2012 derivative contracts in the third quarter of 2011.
Adjusted EBITDA: During the third quarter of 2011, Resolute generated $26.1 million of Adjusted EBITDA or $35.79 per equivalent barrel of oil, a 36 percent increase over the prior year period, during which Resolute generated $19.2 million of Adjusted EBITDA, or $27.33 per Boe.
During the nine months ended September 30, 2011, Resolute generated $79.9 million of Adjusted EBITDA, or $36.89 per Boe, a 45 percent increase over the prior year period, during which Resolute generated $55.1 million of Adjusted EBITDA, or $27.55 per Boe.
Production: Production for the quarter ended September 30, 2011, increased four percent to 729 MBoe as compared to 702 MBoe for the third quarter of 2010.
Production for the nine months ended September 30, 2011, was 2,165 MBoe as compared to 1,999 MBoe for the nine months in 2010, an increase of eight percent, or 166 MBoe.

Third quarter production from the Company’s Aneth Field properties increased to 545 MBoe from 533 MBoe in the prior year quarter and increased to 1,634 MBoe for the first nine months of 2011 as compared to 1,511 MBoe for the first nine months of 2010. These increases were mainly due to the success of the Company’s recompletion program in the Desert Creek IIC subzone and increased production response from the Company’s CO2 flood projects. The overall increase was somewhat less than forecast due to Aneth central compression plant startup delays, unanticipated well downtime, and delays in achieving CO2 processing in certain parts of the Phase 1 and 3 areas of the Aneth Unit.
Production in Wyoming was 139 MBoe, a decrease of 29 MBoe, compared to the prior year quarter production of 168 MBoe, and decreased to 461 MBoe for the nine months of 2011 compared to the 487 MBoe for the nine months of 2010. Hilight Field performed in line with expectations. The decline in production was related to normal production declines plus the sale of non-strategic properties that were producing in the third quarter of 2010, the shut-in of certain uneconomic coalbed methane production, and the allocation of rigs to exploratory projects, which allowed the number of temporary mechanical shut-ins to climb somewhat.
In the third quarter of 2011, the Company’s Bakken properties added 18 MBoe of production (43 MBoe during the nine months ended September 30, 2011) compared to 2010. The Company had minimal Bakken production in the comparative three- and nine month periods of 2010. Also in the third quarter, approximately 26 MBoe of production was recognized from the mid-quarter acquisition of producing assets in Texas.
Revenue: For the third quarter of 2011, Resolute realized a 14 percent increase in adjusted revenue (revenue net of realized derivatives losses) as compared to the prior year quarter due to increased production and commodity pricing. The Company realized total adjusted revenue of $46.7 million for the quarter, including the effect of realized losses on derivatives of $7.4 million which also included a one-time $5.0 million charge related to the partial termination of certain 2012 derivative contracts. For the third quarter of 2010, Resolute had total adjusted revenue of $41.0 million, including the effect of realized losses on derivatives of $0.8 million.
For the nine months ended September 30, 2011, Resolute realized a 26 percent increase in adjusted revenue as compared to the first nine months of 2010 due to increased production and commodity pricing. Total adjusted revenue for the nine months of 2011 was $149.9 million, including the effect of realized losses on derivatives of $18.1 million which included a $5.0 million charge related to the partial termination of certain 2012 derivative contracts in the third quarter of 2011. For the nine months of 2010, Resolute had total adjusted revenue of $119.2 million, including the effect of realized losses on derivatives of $4.4 million.
Operating Expenses: For the third quarter of 2011, total lease operating expenses increased 12 percent to $14.8 million or $20.25 per Boe, as compared to third quarter 2010 lease operating expenses of $13.1 million or $18.73 per Boe. The increase was attributable to additional workover activity in Greater Aneth Field, and increased labor costs and utility expenses compared to the prior year quarter. Total production taxes increased by $1.8 million, or 31 percent, to $7.6 million, or $10.42 per Boe, as compared to $5.8 million, or $8.27 per Boe for the 2010 quarter due primarily to increased production and product prices (in each case, 14.0 percent of revenue).

For the nine months of 2011, total lease operating expenses increased 11 percent to $42.7 million from 2010 lease operating expenses of $38.6 million and increased on a per Boe basis, to $19.71 per Boe in 2011 from $19.29 per Boe in 2010, with the combination of third quarter workover costs, labor and utility expenses constituting the majority of the increase. Total production taxes increased by $5.7 million, or 32 percent, to $23.6 million, or $10.91 per Boe, as compared to $17.9 million, or $8.98 per Boe for the nine months of 2010 (14.1 and 14.5 percent of revenue in 2011 and 2010, respectively). Again, the increase in aggregate and per-Boe production tax is principally due to increased production and product prices.
General and Administrative Expense: Resolute incurred general and administrative expense for the third quarter of 2011 of $5.5 million, or $7.50 per Boe, as compared to general and administrative expense of $5.2 million, or $7.47 per Boe, during 2010. The $0.3 million increase mainly resulted from $0.7 million of increased salaries and wages due to additional hiring to meet the demands of increased operating activity, offset by decreased stock based compensation expense and professional service fees. Stock-based compensation expense, a non-cash item, represented $2.0 million, or $2.77 per Boe, for the third quarter of 2011.
Resolute incurred general and administrative expense for the nine months ended September 30, 2011, of $14.6 million, or $6.73 per Boe, as compared to general and administrative expense of $11.7 million, or $5.87 per Boe, for the prior year. The majority of the difference between 2011 and 2010 resulted from $1.5 million of increased costs related to the Company’s short term incentive compensation plan, which is being accrued ratably over the full year in 2011 but which did not occur until the last four months of 2010, $0.4 million of increased salaries and wages and $1.6 million in increased stock based compensation expense. These increases were offset by decreased professional services.
Liquidity and Capital Resources. Outstanding borrowings on the Company’s revolving credit line at September 30, 2011, were $145.5 million on a current borrowing base of $300 million. The borrowing base is currently being evaluated consistent with its scheduled semi-annual redetermination process, and the Company expects that the redetermined borrowing base will be modestly higher than the current amount. Year to date, Company liquidity has been enhanced by $74.4 million of warrant exercise proceeds.
Capital Expenditures: For the third quarter and nine months ended September 30, 2011, capital expenditures unrelated to the newly acquired Permian Basin properties were $41.3 million and $95.5 million, respectively. For the third quarter, these expenditures were in support of the Company’s ongoing tertiary recovery projects in Greater Aneth Field, drilling three wells and completing four wells in the Bakken and recompleting five Mowry wells at Hilight. Year to date, Resolute expects that it will continue to be in line with our capital expenditure guidance directed to our previously existing properties.

Resolute also made capital investments for acquisitions of proved reserves and acreage and incurred drilling costs in the Permian Basin during the third quarter and nine months ended September 30, 2011, of approximately $56.7 million and $79.7 million, respectively.
Operations Update
Greater Aneth Field — Paradox Basin
Production from Phases 1, 2 and 3 of the Aneth Unit CO2 flood continues to increase as response has expanded across the flooded area. Installation of Phase 4 pipeline infrastructure is more than 85 percent complete. We will begin Phase 4 CO2 injection this year and we anticipate a measurable response in the northwest portion of Phase 4 in 2012. Over the remainder of 2011 and continuing into 2013, we expect to expand the flood across Phase 4 with additional well work and installation of hardware and facilities.
In the McElmo Creek Unit, we have completed 18 producers and 11 injectors to date in the part of the unit where we are reactivating the water flood in the Desert Creek IIC subzone. During the fourth quarter we plan to bring on an additional five injection wells in that subzone. The Desert Creek IIC recompletions continue to add production and eventually will be flooded with CO2.
The Aneth central compression plant was brought on during the third quarter, some three months behind our original schedule. The installation delay and longer than expected plant start-up delayed some portion of production that we had forecast for the period.
Hilight Field — Powder River Basin
Hilight Field continues to perform as we anticipated. In the third quarter, we focused on recompleting existing wells into the Mowry formation, and to date this year we recompleted nine, seven of which are currently producing on pump, with the other two waiting on equipment. Before proceeding with further Powder River Basin Mowry development activities we will complete the acquisition and interpretation of a 3-D seismic survey over our Hilight Field acreage. Once the seismic analysis is complete, we will combine that information with our library of well logs, along with data from our recent recompletions. This should provide us with a more comprehensive understanding of the resource and ability to high-grade future drilling or recompletion candidates.
Other operators continue to drill in proximity to Hilight Field, actively targeting the uphole Turner and Niobrara formations. If data, analysis and drilling results eventually show that either the Turner or Niobrara is a commercially viable objective, it would represent additional upside and visible growth potential to our Hilight Field acreage. Since our Hilight Field acreage is held by production, we have the benefit of learning from the experiences of other operators free of lease expiration pressures.

We have taken major steps in the third quarter to advance our Mowry program in the Big Horn Basin. We recompleted a vertical well into the Mowry formation and began drilling a horizontal test, both in our Fourteen Mile Prospect. In both wells we have conducted an extensive science program, including capturing 177 feet of core in the new well. Results from these activities are being held tight, but we are encouraged by what we see and by the activity of Cirque Resources and Plains Exploration (NYSE:PXP), both of which are also drilling multiple horizontal Mowry wells in the basin. With our position of 70,000 net acres, most of which has four to five years remaining on the lease term, this asset has outstanding upside potential.
North Dakota Bakken Trend — Williston Basin
In our New Home Bakken project area in North Dakota (a joint venture with GeoResources (NASDAQ:GEOI) we are running two rigs and we drilled four gross oil wells in the third quarter, bringing our total to ten gross wells. Thirty day production levels from the initial four completed wells range between 225-360 Boe per day (gross). Drilling efficiencies have helped to reduce drilling time to 19 days per well, down from 25 days per well earlier in the year, improving well economics and returns. During the third quarter, three gross oil wells were placed into production. We believe we will have adequate availability of pressure pumping and other services necessary to execute our development plan for our Bakken acreage as we move into 2012.
In our Paris area, the Watson 14-32H well is producing without a pump. Marathon anticipates cleaning out the well bore and completing it prior to year end. Marathon also anticipates completing the second well in the area, the Forest 14-2H well, prior to year end. We anticipate the resumption of drilling in the Paris area in 2012.
Permian Basin
We continue to identify opportunities to expand our presence in the Permian Basin, have hired personnel and are evaluating additional acquisitions in the area. In the Delaware Basin we are running one rig drilling vertical wells targeting the Wolfbone play in Reeves County. Since we commenced drilling in May 2011 we have drilled four gross wells, three of which were drilled during the third quarter.
In the Midland Basin, the producing property that we purchased in August is performing as expected. Because the property was acquired during the third quarter, we booked only a partial quarter of production from that property.

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Operations (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Revenue:
Oil	$48,245	$36,824	$150,683	$108,416
Gas	4,491	4,121	14,534	12,732
Other	1,288	883	2,771	2,454

Total revenue	54,024	41,828	167,988	123,602

Operating expenses:
Lease operating	14,752	13,144	42,664	38,558
Production and ad valorem taxes	7,591	5,802	23,616	17,938
Depletion, depreciation, amortization, and asset retirement obligation accretion	14,230	11,991	40,891	33,924
General and administrative	5,468	5,242	14,573	11,729

Total operating expenses	42,041	36,179	121,744	102,149

Income from operations	11,983	5,649	46,244	21,453

Other income (expense):
Interest expense, net	(897)	(1,285)	(2,783)	(3,632)
Realized and unrealized gains (losses) on derivative instruments	49,017	(17,002)	30,687	7,434
Other income	18	18	69	64

Total other income (expense)	48,138	(18,269)	27,973	3,866

Income (loss) before income taxes	60,121	(12,620)	74,217	25,319
Income tax (expense) benefit	(22,551)	5,560	(27,752)	(8,608)

Net income (loss)	$37,570	$(7,060)	$46,465	$16,711

Net income (loss) per common share:
Basic	$0.64	$(0.14)	$0.81	$0.33
Diluted	$0.59	$(0.14)	$0.70	$0.33
Weighted average common shares outstanding:
Basic	59,138	49,905	57,097	49,905
Diluted*	64,039	49,905	66,697	50,949

*	During the nine months ended September 30, 2011, 5.7 million shares of Resolute common stock were issued upon exercise of warrants. Warrants for an additional 42.7 million shares were outstanding at September 30, 2011. Diluted shares primarily reflect the effect of these outstanding warrants, after application of the treasury stock method.

Reconciliation of Net Income to Adjusted EBITDA
In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	($ in thousands)

Net Income (loss)	$37,570	$(7,060)	$46,465	$16,711

Adjustments:
Interest expense	897	1,285	2,784	3,632
Income tax expense (benefit)	22,551	(5,560)	27,752	8,608
Depletion, depreciation amortization and accretion	14,230	11,991	40,890	33,924
Stock-based compensation	2,180	2,361	5,711	4,011
Unrealized (gain) loss on derivatives	(56,370)	16,169	(48,755)	(11,818)
Early settlement of derivative instruments	5,030	—	5,030	—

Total adjustments	(11,482)	26,246	33,412	38,357

Adjusted EBITDA	$26,088	$19,186	$79,877	$55,068

Earnings Call Information
Resolute will host an investor call at 5:00 p.m. Eastern Time today. To participate in the call, please dial (877) 491-0104 (US/Canada) or (949) 484-0323 (International). The passcode is 2246 6727. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through November 9, 2011, by dialing (855) 859-2056 (U.S/Canada) or (404) 537-3406 (International), passcode 2246 6727.
This call will also be available as a live webcast which can be viewed at Resolute’s investor relations website at http://www.ResoluteEnergy.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2011; future reserve growth; the progress of Aneth CO2 flood projects; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; our expectations regarding the borrowing base redetermination of our revolving credit line; the construction, startup and optimization of compression and other gas facilities in our Aneth field operations; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Mowry and Permian acreage; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s compression facility construction; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, the Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.
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Contact:
HB Juengling
Vice President — Investor Relations
Resolute Energy Corporation
303-534-4600
hbjuengling@resoluteenergy.com